     Third Amended and Restated Schedule A to the Sub-Administration Agreement by and between RiskX Investments, LLC

(formerly, American Independence Financial Services, LLC) and UMB Fund Services, Inc.

Name of Funds

AI Boyd Waterson Core Plus Fund (I, A share classes) AI Navellier Large Cap Growth Fund (I, A, C share classes) AI Navellier International Fund (I, A share classes) AI Kansas Tax-Exempt Bond Fund (I, A, C share classes) Rx Dynamic Stock Fund (I, A, C share classes) AI U.S. Inflation-Protected Fund (I, A, C, Premier share classes) AI JAForlines Risk-Managed Allocation Fund (I, A, C share classes) AI Hillcrest Small Cap Value Fund (I, A, C share classes)

     The undersigned, intending to be legally bound, hereby execute this Third Amended and Restated Schedule A to the Sub-Administration Agreement dated October 1, 2010, and executed by and between American Independence Financial Services, LLC and UMB Fund Services, Inc., to be effective as of the 18th day of March, 2016 or, for those Funds and share classes not in existence as of May 30, 2013, on such dates as such share classes and/or Funds become available for investment.

UMB FUND SERVICES, INC. By: Title:	RISKX INVESTMENTS, LLC By: Title:

     Amended and Restated Schedule B to the Sub-Administration Agreement by and between RiskX Investments, LLC

(formerly, American Independence Financial Services, LLC) and UMB Fund Services, Inc.

SERVICES

UMB shall:

1.	Calculate contractual Fund expenses and make and control all disbursements for the Funds, subject to review and approval of an officer of the Trust or other authorized person (designated on the list of authorized persons approved by the Board), including administration of trustee and vendor fees and compensation on behalf of the Trust, and as appropriate;
2.	Review the following documents prepared by the Adviser, subject to further review and approval by counsel to the Trust: (i) the annual update to the Trust’s registration statement on Form N-1A, and (ii) supplements to its prospectus and statement of additional information;
3.	Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Fund as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Fund (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Trust and the Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;
4.	Coordinate and prepare, with the assistance and approval of the Funds’ investment adviser, counsel and officers, drafts of communications to shareholders of record of the Funds (“Shareholders”), including the annual report to Shareholders; prepare drafts of the certified semi-annual report for each Fund; prepare and file the final certified versions thereof on Form N-CSR; prepare and file the Fund’s Form N-SAR; and file all required notices pursuant to Rule 24f-2;
5.	Coordinate with the Trust’s transfer agent with respect to the payment of
dividends	and other distributions to Shareholders;

6.	Calculate performance data of the Funds for dissemination up to fifteen (15)
	information	services covering the investment company industry;
7.	Subject to the review and approval of the Trust and the Trust’s independent
	accountants,	prepare for execution (by the Trust’s independent accountants) and
	file	all federal income and excise tax returns and state income tax returns (and
	such	other required tax filings as may be agreed to by the parties) other than those
	required	to be made by the Trust’s custodian or transfer agent;
8.	Assist with and coordinate printing of the Funds’ semi-annual and annual reports
	to	Shareholders;
9.	Monitor and advise the Trust and its Funds on their regulated investment
	company	status under the Internal Revenue Code of 1986, as amended. In
	connection	with the foregoing, prepare and send quarterly reminder letters related
	to	such status, and prepare quarterly compliance checklist for use by investment
	adviser(s)	if requested;
10.	Assist the Trust in developing portfolio compliance procedures for each Fund,
	and	provide daily and periodic compliance monitoring services incorporating
	certain	of those procedures, which will include, among other matters, compliance
	with	investment restrictions imposed by the 1940 Act, each Fund’s investment
	objective,	defined investment policies, and restrictions, tax diversification, and
	distribution	and income requirements, provided such are determinable based upon
	the	Fund’s accounting records. In connection with the foregoing, review quarterly
	compliance	reports that are prepared by the investment adviser(s), and notify
	appropriate	Fund officers and advisor of mark-to-market issues pursuant to
	Board-approved	procedures. UMB will also provide the Board with quarterly
	results	of compliance reviews;
11.	Provide assistance and guidance to the Trust with respect to matters governed by
	or	related to regulatory requirements and developments including: monitoring
	regulatory	and legislative developments which may affect the Trust, and assisting
	in	strategic planning in response thereto; assisting the Trust and providing on-site
	personnel	in responding to and providing documents for routine regulatory
	examinations	or investigations; and coordinating with and taking instructions
	from	counsel to the Trust in response to such routine or non-routine regulatory
	matters.	The assistance to be provided with respect to SEC inspections includes
	(i)	rendering advice regarding proposed responses (ii) compiling data and other
	information	in response to SEC requests for information and (iii) communicating
	with	Fund management and portfolio managers to provide status updates. In
	addition,	UMB will provide appropriate assistance with respect to audits
	conducted	by the Funds’ independent auditors including compiling data and other
	information	as necessary;

12.	Furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust shall request and the parties shall agree in writing;
13.	Assist the Trust in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Trust, "Sarbanes-Oxley"), UMB will internally establish and maintain controls and procedures ("UMB internal controls") designed to ensure that information recorded, processed, summarized, or reported by UMB and its affiliates on behalf of the Trust and included in financial information certified by Trust officers (“Certifying Officers”) on Form N-CSR and Form N-Q ("Reports") is (a) recorded, processed, summarized, and reported by UMB within the time periods specified in the SEC's rules and forms and corresponding disclosure controls and procedures of the Funds ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.
If requested by Certifying Officers with respect to a fiscal period during which UMB serves or served as financial administrator, UMB will provide a sub- certification consistent with the requirements of Sarbanes-Oxley pertaining to UMB' services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by UMB, and as to UMB internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification
would	not be accurate). In rendering such sub-certifications concerning Trust
Reports,	UMB may (a) limit its representations to information prepared,
processed	and reported by UMB; (b) rely upon and assume the accuracy of the
information	provided by officers and other authorized agents of the Trust,
including	all Other Service Providers to the Trust, and compliance by such
officers	and agents with the Fund DCPs, including but not limited to, the Trust’s
investment	adviser(s) and custodian; and (c) assume that the Trust has selected
the	appropriate accounting policies for the Fund(s).
The	Trust shall assist and cooperate with UMB (and shall use its best efforts to
cause	its officers, investment advisers and other service providers to assist and
cooperate	with UMB) to facilitate the delivery of information requested by UMB
in	connection with the preparation of the Trust's Form N-CSR and Form N-Q,
including	Trust financial statements, so that UMB may submit a draft Report to
the	Trust's Disclosure Controls and Procedures Committee (“Fund DCP
Committee”)	prior to the date the relevant Report is to be filed. The Certifying
Officers	and the Chief Legal Officer (if any) of the Trust shall be deemed to
constitute	the Fund DCP Committee in cases in which no other Fund DCP
Committee	has been designated or is operative. In connection with its review and
evaluations,	the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days prior to the date the relevant report is to be filed. At the request of the Trust or its Certifying Officers, UMB shall provide reasonable administrative assistance to the Trust in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents. The Trust shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by UMB in this Agreement, the Trust shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Trust's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by UMB (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the
participation	of, the Certifying Officers, within the requisite timeframe prior to
the	filing of each Report, and (c) ensuring that its Certifying Officers render the
requisite	certifications or take such other actions as may be permitted or required
under	applicable laws;
22.	File holdings reports on Form N-Q as required at the end of the first and third
fiscal	quarters of each year; and
23.	Prepare quarterly brokerage allocation compliance checklist and supporting
documentation	for use by investment adviser(s), as requested;
24.	Maintain, prepare and file all required State Registrations or Blue Sky filings.

Expense Services

1.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;
2.	Coordinate the payment of expenses;
3.	Establish accruals and provide to the Funds’ Fund Accountant;
4.	Provide expense summary reporting as reasonably requested by the Fund.

Treasurer Services

1.	Make available to the Trust a person acceptable to the Trust to serve as the Trust’s Treasurer. UMB’s obligation to provide this service will terminate upon the earlier of (a) March 31, 2018 or (b) such earlier date as the parties agree that UMB shall no longer be obligated to provide such service.

     The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule B to the Sub-Administration Agreement dated October 1, 2010, and executed by and between American Independence Financial Services, LLC and UMB Fund Services, Inc., to be effective as of the 18th day of March, 2016.

UMB FUND SERVICES, INC. By: Title:	RISKX INVESTMENTS, LLC By: Title:

     Second Amended and Restated Schedule C to the Sub-Administration Agreement by and between RiskX Investments, LLC

(formerly, American Independence Financial Services, LLC) and UMB Fund Services, Inc.

Annual Net Asset-Based Fees (Fund Complex)*
n	First $2 billion in assets	2.00 basis points, plus
n	Next $2 billion in assets	1.75 basis points, plus
n	Assets over $4 billion	1.50 basis points

Annual Minimum Fee*, **

n Per fund

$18,000

n	Note: For each new Fund after the fifteenth (15th) Fund serviced under this Agreement, the asset based complex ranges above will be increased by $200 million.
*	UMBFS will charge the greater of the Annual Net Asset-Based Fees or Annual Minimum Fee

calculated in accordance with the terms set forth in the Agreement.

CCO Support Services
Annual fee per fund family	$3,000
Expense Services (annual fee)	$20,000
Treasurer Services (annual fee)	$25,000

Special Projects and Services	$175/hour

Out-of-Pocket Expenses and Other Related Expenses

Out-of-pocket expenses include but are not limited to portfolio pricing services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; photocopying; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Other expenses will be charged in accordance with the Administrator’s current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to Bloomberg, CCH, NASDAQ and IDC pricing and security information services).

**The minimum and base fees are subject to an annual escalation equal to the increase in the Consumer Price Index –Urban Wage Earners (CPI) (but not to exceed five percent 5.0% per year). This escalation will be effective beginning one year from the date of this Agreement (the “Anniversary Date”) and on the corresponding Anniversary Date each year thereafter. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Optional Service		One-time
Online Board Books		implementation/ Annual
		training fee	fee
n	Multi-user online license – up to 12 users plus 3 committees	$1,450	$6,000
n	Multi-user online license – up to 18 users plus 3 committees	$2,150	$9,000
n	Multi-user online license – up to 24 users plus 3 committees	$2,900	$12,000
n	Additional online committee license (per committee)	$100	$350
n	Additional online user license (per user)	$250	$600
n	Local offline user license (per user)	$200	$600
n	Additional Administrator (allows you to build a board book)	$300	$1,100

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

     The undersigned, intending to be legally bound, hereby execute this Second Amended and Restated Schedule C to the Sub-Administration Agreement dated October 1, 2010, and executed by and between RiskX Investments, LLC (formerly, American Independence Financial Services, LLC) and UMB Fund Services, Inc., to be effective as of the 18th day of March, 2016.

UMB FUND SERVICES, INC. By: Title:	RISKX INVESTMENTS, LLC By: Title: